EXHIBIT 99.1

Clearfield Reports Fiscal First Quarter 2021 Results

  40% Increase in Revenue, driven by 71% Growth in Community Broadband Revenue and 30% Growth in MSO Revenue, Compared to the Same Year-ago Quarter

  Net Income Increased 531% to $3.2 Million, or $0.23 per diluted share, an Improvement from $0.5 Million, or $0.04 per diluted share, in the Same Year-ago Quarter

  Continued Execution on Operational Effectiveness Initiatives and Favorable Product Mix Produces 42.0% Quarterly Gross Profit Margin

  Company Backlog Increased 55% to $8.9 Million at Quarter End Compared to the Same Year-ago Quarter End

MINNEAPOLIS, Jan. 28, 2021 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management for communication service providers, reported results for the fiscal first quarter ended December 31, 2020.

Fiscal Q1 2021 Financial Summary
(in millions except per share data and percentages)	Q1 2021	vs. Q1 2020	Change	Change (%)
Net Sales	$27.1	$19.4	$7.7	40%

Gross Profit ($)	$11.4	$7.7	$3.6	47%
Gross Profit (%)	42.0%	39.9%	2.1%	5%

Income from Operations	$3.7	$0.4	$3.3	826%
Income Tax Expense	$0.7	$0.1	$0.6	456%

Net Income	$3.2	$0.5	$2.7	531%
Net Income per Diluted Share	$0.23	$0.04	$0.19	475%

Management Commentary
“The first quarter of fiscal 2021 was an exceptionally strong start to our new fiscal year,” said Company President and CEO Cheri Beranek. “The $27.1 million we generated in revenue was a 40% increase over last year and marked the highest revenue level for any fiscal first quarter in Clearfield history. Our growth in the period was again led by double-digit increases from our Community Broadband and Multiple-System Operator (MSO or Cable TV) markets, which were up 71% and 30%, respectively. Our extended and ongoing strong topline performance over the last several quarters also enabled us to exceed the $100 million revenue level on a trailing 12-month (TTM) basis for the first time. Additionally, we generated solid gross profit dollars, which totaled $11.4 million or 42.0% of total revenue, marking the highest gross profit margin we have achieved as a company in more than two years.

“The surging demand and need for high-speed internet access, accelerated by COVID-19, is prevalent across the country, especially in the Community Broadband market in which Clearfield commands a strong market leadership. Our track record and reputation in the Community Broadband market has positioned us extremely well to take share and further capitalize on the expansion that is currently underway as our base of independent telephone providers is joined by utilities and municipalities in delivering high-speed broadband to consumers and businesses. We believe demand will accelerate in 2021 as construction is initiated for the awards recently granted under the Rural Digital Opportunity Fund (RDOF), which will fund up to $20.4 billion of gigabit speed broadband over the next 10 years. Further, we are encouraged by the meaningful strides we made this quarter in advancing our product portfolio. This included achieving Telcordia Certification for our Aerial Strand-mount FDH as well as receiving approval by a Tier 1 carrier for the use of this product in its network. Due to the COVID crisis gripping our country and market, the launch of our new technologies into the Tier 1 market faces headwinds associated with product introduction and training. As 5G deployments into the access network increase, we are optimistic for increasing revenue among Tier 1 markets moving forward.

“Our strategic plan has been a multi-year initiative to prepare Clearfield for an accelerated rate of demand and growth. We are ready to ‘Come of Age,’ which is the next phase of our multi-year growth plan to further strengthen our core business and position our Company for disruptive growth opportunities. This next phase is defined by three major pillars: building a better broadband - one community at a time, delivering innovation for true ‘one-fiber’ deployment, and scaling operational excellence for a superior customer experience. While the underlying objectives are unchanged, the three pillars upholding our ‘Comes of Age’ Plan have evolved to better align with where Clearfield is today as a Company, our end markets and customer needs, and the near- and long-term trends we are seeing in the industry. As we embark on this next phase, an integral part of our continued success and realization of our mission will be our employees’ unwavering commitment to providing best-in-class products and unmatched customer support.

“Looking ahead, due to the ongoing volatility from COVID-19 we are currently in a position to provide only limited financial guidance. We are, however, confident the demand for fiber-fed broadband will continue throughout fiscal 2021 and beyond. Nearer term, we anticipate second quarter to be consistent with the traditional seasonality of revenue being slightly down on a sequential basis. Longer term, our enhanced ‘Comes of Age’ Plan, which targets growth in fiber-fed broadband and 5G access fiber positions us for continued success for Clearfield in the years ahead.”

First Quarter of Fiscal 2021 Financial Results
Revenues for the first quarter of fiscal 2021 increased 40% to $27.1 million from $19.4 million in the same year-ago quarter. The increase in revenues was primarily due to higher sales in the Company’s Community Broadband and MSO markets, partially offset by decreases in our legacy and national carrier revenue markets.

Gross profit for the first quarter of fiscal 2021 increased 47% to $11.4 million, or 42.0% of revenue, from $7.7 million, or 39.9% of revenue, in the same year-ago quarter. The increase in gross profit dollars was due to higher sales volume. The increase in gross profit percent was due to a favorable product mix associated with the increased revenue in Community Broadband markets and cost reduction efforts across the Company’s product lines, including increased production at its Mexico manufacturing plants, and efficiencies realized from supply chain programs.

Operating expenses for the first quarter of fiscal 2021 totaled $7.7 million, which compares to $7.3 million in the same year-ago quarter. The increase in operating expenses consisted primarily of higher compensation costs related to performance compensation accruals.

Income from operations for the first quarter of fiscal 2021 increased 826% to $3.7 million from $0.4 million in the same year-ago quarter.

Income tax expense for the first quarter of fiscal 2021 increased 456% to $684,000 from $123,000 in the same year-ago quarter due to higher taxable income. Net income for the first quarter of fiscal 2021 totaled $3.2 million, or $0.23 per diluted share, an improvement from $0.5 million, or $0.04 per diluted share, in the same year-ago quarter.

Conference Call
Clearfield management will hold a conference call today, January 28, 2021 at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13715280

The conference call will be webcast live and available for replay here:

http://public.viavid.com/index.php?id=143097

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through February 11, 2021.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13715280

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the expected impact of COVID-19 and related economic uncertainty, the Company’s future revenue and operating performance, the impact of the CARES Act or other government programs on the demand for the Company’s products or timing of customer orders, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: the as yet-unknown impact of COVID-19 and related economic uncertainty; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; our expected growth is based upon the expansion of the telecommunications market; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers would adversely affect us; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions that could adversely affect future operating results; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our business is dependent on effective management information systems and information technology infrastructure; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; changes in government funding programs may cause our customers and prospective customers to delay or reduce purchases; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2020 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Matt Glover and Tom Colton
Gateway Investor Relations
1-949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended
	December 31,
	2020	2019

Net sales	$27,092,147	$19,377,991

Cost of sales	15,722,902	11,650,456

Gross profit	11,369,245	7,727,535

Operating expenses
Selling, general and
administrative	7,655,537	7,326,620
Income from operations	3,713,708	400,915

Interest income	133,731	223,243
Income before income taxes	3,847,439	624,158

Income tax expense	684,000	123,000

Net income	$3,163,439	$501,158

Net income per share:
Basic	$0.23	$0.04
Diluted	$0.23	$0.04

Weighted average shares outstanding:
Basic	13,692,533	13,512,094
Diluted	13,696,815	13,622,226

CLEARFIELD, INC.
BALANCE SHEETS

	(Unaudited)
	December 31,	September 30,
	2020	2020
Assets
Current Assets
Cash and cash equivalents	$19,151,076	$16,449,636
Short-term investments	9,125,527	10,582,527
Accounts receivable, net	9,797,641	10,496,672
Inventories, net	13,687,589	14,408,538
Other current assets	449,596	585,436
Total current assets	52,211,429	52,522,809

Property, plant and equipment, net	5,002,750	5,109,988

Other Assets
Long-term investments	26,142,000	25,143,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	4,747,450	4,829,047
Right of use lease assets	2,930,911	2,539,100
Deferred tax asset	178,118	178,118
Other	266,515	266,857
Total other assets	38,973,505	37,664,633
Total Assets	$96,187,684	$95,297,430

Liabilities and Shareholders Equity
Current Liabilities
Current portion of lease liability	$874,476	$665,584
Accounts payable	1,866,249	3,689,587
Accrued compensation	3,118,895	4,856,885
Accrued expenses	1,909,236	1,202,753
Total current liabilities	7,768,856	10,414,809

Other Liabilities
Long-term portion of lease liability	2,307,390	2,129,343
Total other liabilities	2,307,390	2,129,343
Total Liabilities	10,076,246	12,544,152

Shareholders Equity
Common stock	137,279	136,500
Additional paid-in capital	57,696,847	57,502,905
Retained earnings	28,277,312	25,113,873
Total Shareholders Equity	86,111,438	82,753,278
Total Liabilities and Shareholders Equity	$96,187,684	$95,297,430

CLEARFIELD, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2020	2019
Cash flows from operating activities
Net income	$3,163,439	$501,158
Adjustments to reconcile net income to cash provided
by (used in) operating activities:
Depreciation and amortization	567,718	606,972
Amortization of discount on investments	-	(28,051)
Stock-based compensation expense	289,057	240,586
Changes in operating assets and liabilities
Accounts receivable	699,031	2,092,912
Inventories, net	720,949	(1,617,461)
Other assets	136,182	(47,538)
Accounts payable and accrued expenses	(2,859,717)	(1,848,409)
Net cash provided by (used in) operating activities	2,716,659	(99,831)

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(378,883)	(788,469)
Purchase of investments	(3,968,000)	(3,211,000)
Proceeds from maturities of investments	4,426,000	4,438,000
Net cash provided by investing activities	79,117	438,531

Cash flows from financing activities
Proceeds from issuance of common stock under	179,081	169,652
employee stock purchase plan
Tax withholding related to exercise of stock options	(262,470)	2,580
Tax withholding related to vesting of restricted stock
grants and exercise of stock options	(10,947)	(5,803)
Net cash (used in) provided by financing activities	(94,336)	166,429
Increase in cash and cash equivalents	2,701,440	505,129
Cash and cash equivalents, beginning of period	16,449,636	10,081,721
Cash and cash equivalents, end of period	$19,151,076	$10,586,850

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$17,000	$29,907

Non-cash financing activities
Cashless exercise of stock options	$996,182	$-